Exhibit 99.1

Foxx Development Poised to Join Russell Microcap Index

Irvine, CA, June 06, 2025 (GLOBE NEWSWIRE) -- Foxx Development Holdings Inc. (“Foxx Development” or “Company”) (Nasdaq: FOXX), a leading provider of consumer electronics and integrated Internet-of-Things (IoT) solutions for retail and institutional clients, today announced that the Company will be included in the Russell Microcap® Index following FTSE Russell’s preliminary 2025 annual reconstitution list. Foxx is among the telecommunications companies slated to join the list, representing a significant milestone for the Company. The newly reconstituted indexes will take effect after U.S. market close on June 27.

The Russell Microcap® Index is completely reconstituted annually to ensure new and growing equities are reflected and companies included continue to reflect appropriate capitalization and value characteristics. After meeting the index’s market capitalization and liquidity requirements and qualifying for inclusion, Foxx now joins a select group of emerging growth companies in this benchmark.

“Joining the Russell Microcap® Index is nothing short of an honor,” said Greg Foley, CEO of Foxx Development Holdings Inc. “Being recognized alongside America’s promising growth companies validates our financial performance and the tangible impact we’re making in consumer electronics and IoT solutions. We believe our team has built something meaningful here, and Russell Microcap® Index inclusion puts us on the radar of institutional investors who specialize in emerging growth opportunities and may help fuel our expansion.”

Russell Microcap® Index inclusion typically increases a company’s visibility among institutional investors who track small-cap benchmarks. The designation often leads to enhanced liquidity as index funds and ETFs that follow the Russell Microcap automatically purchase shares of constituent companies.

About Foxx Development Holdings Inc.

Foxx Development is a consumer electronics and integrated Internet-of-Things (IoT) solution company catering to both retail and institutional clients. With robust research and development capabilities and a strategic commitment to cultivating long-term partnerships with mobile network operators, distributors and suppliers around the world, it currently sells a diverse range of products including mobile phones, tablets and other consumer electronics devices throughout the United States, and is in the process of developing and distributing end-to-end communication terminals and IoT solutions. For more information, please visit http://foxxusa.com and http://ir.foxxusa.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”). Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. Such forward- looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties, and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

Investor Relations Contact:

International Elite Capital

Annabelle Zhang

Telephone: +1 (646) 866-7928

Email: foxx@iecapitalusa.com